DISTRIBUTION AGREEMENT

This Agreement ("Agreement") is made effective September 1, 1997, by and between NORPAC FOODS, INC., an Oregon cooperative corporation, Robert Arneson Sales Agent, Inc., dba NORPAC Food Sales, an Oregon corporation (both collectively referred to as ("NORPAC"), and INTERNATIONAL YOGURT COMPANY, an Oregon corporation ("IYC").

	R E C I T A L S

A.	NORPAC and IYC have been parties to a Marketing Agreement dated
September 8, 1987, which expires September 8, 1997, and which provided for the distribution, marketing and sales of IYC's frozen dessert and snack products ("Products").

B.	It is the purpose of this Agreement to provide for the invoicing, pooling and distribution of IYC's Products of the type and with the characteristics of the products which are currently handled through the NORPAC system as requested from time to time by IYC; and to serve as a transition period as the parties cooperate during the term of this Agreement to promote and encourage the establishment of direct relationships between IYC and the brokers in the Brokerage Marketing Areas described in Exhibit A and the establishment of its own marketing and distribution and invoicing systems.

	T E R M S

NOW, THEREFORE, in consideration of the terms and conditions hereinafter set forth, the parties hereby agree as follows:

I.	SERVICES PROVIDED BY NORPAC.  During the term of this Agreement, IYC may utilize NORPAC's system for the invoicing, pooling, selling and delivery of its Products in the Brokerage Marketing Areas listed on Exhibit A and in such other areas as are currently and serviced by the NORPAC marketing and distribution system, and in any other NORPAC system areas as are mutually agreeable.

II.	IYC'S RESPONSIBILITIES.  IYC shall assume and fulfill the following responsibilities:

     A. Guaranty and Indemnity. IYC will execute NORPAC's form of Guaranty and Indemnity, its assurance of compliance with California Proposition 65, and will provide to NORPAC a certificate of insurance certifying that NORPAC is an additional insured under IYC's commercial general liability and umbrella excess liability policies. IYC agrees that said guaranty, assurance and certificate shall remain in full force and effect for the benefit of NORPAC under and during the term of this Agreement.

     B. IYC shall continue to stock Products as necessary in its and NORPAC's system storage facilities, which are used for customer pick up and NORPAC pool truck deliveries. Consistent with current practice, IYC agrees to report periodically to NORPAC in writing, at such times and in such forms as NORPAC may reasonably request, as to the quantity of products in the storage facilities.

III.	ACCOUNTING AND PAYMENT PROVISIONS.  When requested by IYC, NORPAC agrees to provide, the following accounting activities for all services and product sales under this Agreement:

     A. Accurate and timely invoicing of Product sales; customer charge backs or disputed items shall be for IYC's account, unless due to the act of NORPAC;

     B. Accurate and timely invoicing for transportation charges incurred by IYC;

     C.   Freight payments on behalf of IYC to be billed back to IYC;

     D. Claims filing and collection for Product distributed through the NORPAC system which is damaged or destroyed by freight suppliers.

     E. Its reasonable best efforts to assist IYC with IYC's reasonable accounting requirements as reasonably requested from time to time by IYC.

     IYC agrees to timely remit payment in response to NORPAC's invoices. During the first six (6) months of this Agreement said payment shall be remitted by IYC on or before sixty (60) days after receipt of NORPAC's invoice. For the ensuing five (5) month period, said payment shall be remitted within forty-five (45) days of receipt of NORPAC's invoice. Thereafter IYC's payment shall be remitted within thirty (30) days of receipt of NORPAC's invoice. IYC agrees to advise NORPAC in writing by the applicable due date of the receipt of invoice if it disputes any invoiced item. The parties agree to cooperate to resolve any disputes. Absent this written notice the invoice shall be payable in full in accordance with applicable terms. NORPAC may deduct any undisputed charges which are past due from IYC from any amounts otherwise due IYC. In the event that related to this Agreement it becomes necessary by mutual agreement for IYC to invoice NORPAC for services rendered by IYC to NORPAC, IYC may deduct any undisputed charges which are past due from NORPAC from any amounts otherwise due NORPAC. The payment remittance and disputed item notice provisions in this paragraph which apply to IYC shall apply as well to NORPAC.

NORPAC will charge IYC and IYC will pay NORPAC the actual charges for freight, and related services. For NORPAC's invoicing services and costs that NORPAC incurs in making its distribution system available to IYC, IYC agrees to pay NORPAC one and one-half percent (12%) of the Brokerage Base Price of IYC's Product invoiced through the NORPAC system. In addition, IYC agrees to pay NORPAC an additional one and one-half percent (12%) of the Brokerage Base Price of IYC's Product for all orders placed and generated through the NORPAC Food Sales customer service system (which may be necessary where IYC is not able to establish a broker-direct relationship). For the purposes of this Agreement, Brokerage Base Price is defined as paid invoice price, less off-invoice discounts, less cash discounts, less freight charges (in the case of delivered pricing), and less marketing development plan charges of $1.90 per case, any change in which shall be subject to the mutual agreement of the parties.

NORPAC agrees to pay the sum of $25,000 to IYC as follows (1) if IYC has paid NORPAC on a current basis each month all amounts due NORPAC under the terms of this Agreement, then NORPAC agrees effective October 31, 1998, that the $25,000 amount shall be paid as a credit against amounts due NORPAC through October 31, 1998 and the balance, if any, paid by check to IYC on such date; or (2) if IYC has not paid NORPAC on a current basis each month all amounts due NORPAC under the terms of this Agreement then NORPAC agrees effective December 31, 1998, that the $25,000 amount shall be paid as a credit against amounts due NORPAC through December 31, 1998 and the balance, if any, paid by check to IYC on such date; or (3) if IYC waives all rights under this Agreement to utilize the services being provided by NORPAC, NORPAC agrees, effective the day the waiver is effective, that the $25,000 shall be credited against amounts then due NORPAC and the balance, if any, shall be paid by check to IYC on such date.

IV.	TERM.  Subject to the Termination provisions hereinafter set forth, this Agreement commences September 1, 1997, and terminates December 31, 1998, unless sooner terminated according to the terms hereof or extended by mutual agreement of the parties.

V.	TERMINATION.  Material breach of this Agreement by any party and failure promptly to remedy that breach after written notice from any other party of such breach shall be cause for immediate termination of this Agreement by any other party. Insolvency of any party or petition for or adjudication of bankruptcy, or the appointment of a receiver, or a composition with or assignment for the benefit of creditors, by or as to any party, shall be cause for immediate termination of this Agreement by the other parties upon written notice to all parties.

VI.	ASSIGNMENT.  This agreement may not be assigned or transferred by either IYC or NORPAC without the prior written consent of the other party.

VII.	ATTORNEYS FEES.  In the event of litigation arising under this
Agreement, the prevailing party or parties shall be entitled to recover their reasonable attorneys fees and costs as set by the court at trial or on appeal.

VIII.	BINDING EFFECT.  This agreement is binding on the parties, their successors and assigns.

IX.	APPLICABLE LAW.  This Agreement shall be construed pursuant to the laws of the State of Oregon. Jurisdiction and venue for resolution of any disputes arising hereunder shall be in the Circuit Court for Multnomah County, Oregon.


X.	ENTIRE AGREEMENT.  This and the Agreement between the parties executed on the effective date herewith is the entire agreement of the parties. It supersedes any prior agreements among the parties.






EXECUTED September 11, 1997, in duplicate original effective the date first above-written.

INTERNATIONAL YOGURT COMPANY		NORPAC FOODS, INC.



By							By
Title							Title


ROBERT ARNESON SALES AGENT, INC., DBA NORPAC
FOOD SALES


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